Exhibit 99.1

Jackson Acquisition Company II Receives Noncompliance Notice from the New York Stock Exchange Regarding Minimum Public Stockholders

New York, February 10, 2026 — Jackson Acquisition Company II (the “Company”) announced today that it had received written notice on February 6, 2026 (the “Notice”) from the New York Stock Exchange (the “NYSE”) that the Company is not in compliance with Section 802.01B of the NYSE Listed Company Manual (the “Listing Rule”) which requires the Company to maintain a minimum of 300 public stockholders on a continuous basis. In accordance with applicable NYSE procedures, the Company has 45 days from receipt of the Notice to submit a plan that would bring it into compliance with the minimum stockholder requirement within 18 months of receipt of the Notice.

The Company plans to promptly submit a business plan that demonstrates how the Company expects to return to compliance with the Listing Rule within 18 months of receipt of the Notice.

The Notice has no immediate impact on the Company’s securities, and provided the NYSE approves the plan, the Company’s securities will continue to be listed and traded on the NYSE during the 18-month cure period under their existing ticker symbols. Continued listing is subject to the Company’s compliance with other NYSE listing standards and periodic review by the NYSE of the Company’s progress under the plan.

About Jackson Acquisition Company II

Jackson Acquisition Company II is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry or geographic location, the Company intends to concentrate its search on businesses with a focus on healthcare services, healthcare technology, or otherwise focused on the healthcare industry.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s intent to submit a plan to bring it into compliance with the NYSE listing standards. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. You should carefully consider the risks and uncertainties described in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC, and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Richard L. Jackson

Jackson Acquisition Company II

678-690-1079